Concorde International Group Ltd ISSUER FREE WRITING PROSPECTUS Dated January [*], 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Related to the Preliminary Prospectus dated September [*], 2024 and Registration Statement No. 333 - 281799

The information contained in this presentation (this “Presentation”) does not purport to be all - inclusive or to contain all information that prospective investors may require . Prospective investors are encouraged to conduct their own analysis and reviews of Concorde International Group Ltd (the “Company,” “we,” “us,” or “our”) the Company and of the information contained in this presentation . Prospective investors should consult their own professional advisors to assess their potential investment in the Company . This Presentation contains “forward - looking statements” that involve substantial risks and uncertainties . All statements other than statements of historical facts contained in this Presentation, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward - looking statements . We have attempted to identify forward - looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology . Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward - looking statements . This Presentation has been provided to the recipient for information purposes only and no representation or warranty, express or implied, is made as to the completeness or accuracy of the information contained herein . The contents are not to be reproduced or distributed to the public or press . The information contained herein is not guaranteed as to its accuracy or completeness . Throughout this Presentation various logos and trademarks will be used . These trademarks and logos are the property of their respective owners . Any forward - looking statements contained in this Presentation are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events . Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks . There are a significant number of factors that could cause actual results to differ materially from statements made in this Presentation, including, without limitation, those described under the “Summary of Risk Factors” section below, and those that we discussed or referred to in the Company’s registration statement on Form F - 1 (File No . 333 - 281799 ), as amended from time to time (the “Registration Statement”) filed with the U . S . Securities and Exchange Commission (the "SEC"), as amended from time to time . You should read these factors and the other cautionary statements made in this Presentation . If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward - looking statements . The forward - looking statements included in this Presentation are made as of the date of this Presentation and Concorde undertakes no obligation to publicly update or revise any forward - looking statements, other than as required by applicable law . Industry and market data used in this Presentation has been obtained from publicly available third - party industry publications and sources as well as from research reports prepared for other purposes . The Company has not independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness . This data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market or industry data . You are cautioned not to give undue weight to such industry and market data . An investment in the Company's securities should be considered highly speculative . There is no guarantee that an investment in the Company will earn any positive return in the short or long term . An investment in the Company is appropriate only for investors who have the capacity to absorb a loss of some or all of their investment . There are certain risk factors associated with an investment in the Company’s securities . 1 Disclaimer & Forward - Looking Statements

This presentation highlights basic information about us and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a Registration Statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates, which Registration Statement has not yet been declared effective by the SEC . Before you invest, you should read the preliminary prospectus and the Registration Statement (including the risk factors described therein) for more complete information about us and the offering . The Company has filed the Registration Statement, including a prospectus, with the SEC for the offering to which this Presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering . Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering . You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact R . F . Lafferty & Co . , Inc . , 40 Wall Street, 27 th Floor New York, NY 10005 212 - 293 - 9090 , telephone : (212) 293 - 9090 or e - mail : offerings@rflafferty . com . This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering is only being made by means of the prospectus . 2 Free Writing Prospectus Statement

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies . Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following :  Risks Related to Our Business and Industry o A significant amount of our revenue is generated from our existing long - term customers ; thus, our inability to retain and maintain a good relationship with our existing customers can have a material adverse effect on our business and financial results . o We currently report our financial results under IFRS, which differs in certain significant respect from U . S . generally accepted accounting principles . o A critical part of our success was driven by introducing and providing innovative and cost - saving security services . If our new products and services are not successful, it could have a material adverse effect on our business . o The proper and efficient functioning of our computer, data backup, information technology, telecom and processing systems, and our monitoring stations are essential to our business . o As a security service provider, we are exposed to greater risk of liability for employee acts or omissions or system failure, than may be inherent in other businesses . o Our monitoring security facilities will call the police and fire departments when emergencies arise . If the police and fire departments fail or delay responding to our calls, our business and reputation could be adversely affected . o From time to time, we are subject to claims for infringing, misappropriating or otherwise violating the intellectual property rights of others and will be subject to such claims in the future, which could have an adverse effect on our business and operations . o Our inability to acquire necessary intellectual property or adequately protect our intellectual property could adversely affect our business and results of operation . 3  Risks Relating to Regulatory Compliance o Increasing legislative and regulatory initiatives on cybersecurity and data privacy regulations could adversely impact our business and financial results. o As we expand globally, we will be subject to more regulation by various governmental agencies.  Risks Relating to This Offering and Ownership of Our Class A Ordinary Shares o Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders . It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices and depress the trading price of our Class A Ordinary Shares . o There was no public market for our Class A Ordinary Shares prior to this offering, and if an active trading market does not develop, you may not be able to resell our shares at or above the price you paid, or at all . o Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Class A Ordinary Shares . o Nasdaq Capital Market may apply additional and more stringent criteria for our initial and continued listing because our insiders will hold a large portion of our listed securities . o The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile . o In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations . You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our Class A Ordinary Shares . Summary of Risks

Concorde International Group Ltd Issuer Nasdaq : CIGL Exchange/Symbol $5,000,000 Class A ordinary Shares Offering Size F - 1 Initial Public Offering Offering Type Class A Ordinary Shares Securities Offered • Rollout of Electric Vehicular Mobile Command Centers • Research & development, market development & expansion and product development • Working capital and general corporate purposes Anticipated Use of Proceeds R.F. Lafferty & Co., Inc. Book - Runner $4.00 Anticipated Pricing 4 Offering Overview

Security is Forever The need for security has never changed since the beginning of time…it is the “What” to protect & “How” to protect that will continuously evolve. WHAT to protect & HOW to protect Continual Evolution Company Overview 5

AI : Visual Intelligence, Not Visual Surveillance Real Estate Re - optimization IT/OT Convergence Megatrends Company Overview – Continued 6

Our Security and Facilities Market is Important & Growing Rapidly Growing demand for security related services and solutions Increasing awareness in maintenance management Development of Smart buildings and growing adoption of Internet Of Things (IOT) sensors and other innovative technologies Key drivers $1.19 billion usd by 2028 Singapore security & facilities market Our Market 7

" We are the only security provider that has transitioned to a mobile command centre model, successfully reducing costs and enhancing service levels." Proven Solution Protected by Patents Growing Revenues and Margins Rapidly Growing and Evolving Market Leading Solution Provider Key Highlights 8

Staffing Challenges Rising labour cost causing financial strain on companies trying to maintain comprehensive security measures Rapidly Evolving Threat Landscape New & emerging threats requiring constant vigilance and adaptation resulting in organizations facing difficulty in staying ahead Scalability Difficulty in scaling security solutions to meet growing needs . Challenges in maintaining consistent security across multiple locations Pain Points We Solve 9

10 $ 5,006,345 $ 10,655,993 2022 2023 113% Figures in US$ Significant Revenue Growth Driven by Government Initiatives & Growing Customer Needs Across Industries Revenues for FY2022 and FY2023 Financial Information

Figures in US$ Improving Profitability 2023 2022 $10,655,993 $5,006,345 Revenue $2,993,969 $1,357,708 Gross Profits $1,125,434 ($803,980) Profit Before Tax 11 Financial Information - Continued

Increasing Automation and Reducing Reliance on Manpower PRESENT Manpower intensive with “perceived” improvement with “dumb” CCTV NEXT 3 – 5 YEARS Reduced manpower complimented by ultra lean mobile response and “Smart AI” technology NEXT 5 – 10 YEARS Increasing deployment of new technologies. Reduced dependent on manpower. Transformation Security 12

Consulting & Training Service Qualified expert guidance and training support for safety and security related courses 0.50% of FY 2023 revenues Man - Guarding Service Traditional man - guarding services with professionally trained officers 1.41% of FY 2023 revenues i - Guarding Service Mobile Command Center, Cluster & Aggregation impact, technology applications (AI, data, Robotics, etc) 98.09% of FY 2023 revenues Our Services 13

Reduction in Manpower via I - Man Facility Sprinters (IFS) Deployment IFS replaces night guards within clients’ premise Existing security systems upgraded to include sensors and IOT devices Monitoring of Building facilities and security is transferred to IFS Our Unique Deployment 14

Integrates Security & Facilities Management Cluster and Aggregation of Resources Highly Visible and Timely Response Cost Effective Enhances Work - life - Balance Patent Protected 15 Features

Features - Continued 16 Please refer to Annex A : Video Script, for further details.

Proven Solution that is Protected by Patents Superior - Class Customer Service Deep Industrial Knowledge and Experience Competitive Strengths 17

Corporate, Government, Industrial, Hospitality, and Many More Based upon FY2023 audited financials 96 % Annual Recurring Revenues 99 % Based in Singapore Customers 18

Figures in US$ Improving Cash FY2022 vs FY2023 $(931,028) $790,944 $441,278 $956,975 FY2 022 FY2023 FY 2023 Positive Net Cash from Ops & Doubling of Cash & Cash Equivalent Net cash (used in )/from operating activities Cash and cash equivalents at end of such fiscal year end December 31 19

Improving Cash June 30, 2023 vs June 30, 2024 $(646,086) $(316,886) $226,218 June 3 0, 2023 June 3 0, 2024 Figures in US$ Significant increase in Cash & Cash Equivalent $2,270,438 Net cash (used in )/from operating activities Cash and cash equivalents at end of such interim period 20

Significant Revenue Growth Improving Gross Profits Improving Operational Cost Management Improving Profit Before Tax Figures in US$ Selected Financials FY2022 vs FY2023 21

Figures in US$ Selected Financials June 30, 2023 vs June 30, 2024 22 Increased in hiring key talents Building foundation for growth Investing in the long - term growth NB: One - off share - based (non - cash) compensation in 2024 to key staff valued at $4.00 per share

Continue to grow our recurring revenue business Maintain our commitment to best - in - class customer service Maintain our high - quality customer base Disciplined expansion of our patented protected solution beyond Singapore Growth Strategy 23

Corporate Structure


Concorde International Group Ltd (BVI)
100%
Concorde International Group Pte Ltd (Singapore)
100%
~97%**
100%
100%
70%*
70%*
100%
Concorde Security Pte Ltd (Singapore)
Concorde Security Sdn Bhd (Malaysia)
Concorde Security Limited (UK)
Concorde Asia Pte Ltd (Singapore)
Berjaya Academy Pte Ltd (Singapore)
Concorde i-Fast USA Inc (USA)

* Remaining 30% is owned by Weilekai Investments Pte Ltd
** Approximately 3% owned by individuals not associated with the group

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Founder, Chairman & Chief Executive Officer Mr. Swee Kheng Chua (Alan) - Singaporean 25 Executive Director Mr. Wing Khai Yap (Terence) - Singaporean Chief Financial Officer Ms. Sze Ying Ong (Kate) - Singaporean Executive Directors & Officers (Chair of Audit Committee) Ms. Sim Peng Thia - Singaporean (Chair of Compensation Committee) Mr. Alfred Koh Kee Goh - Singaporean (Chair of Nominating & Corporate Governance Committee) Mr. Mark Allen Brisson - Canadian Independent Director Nominees Directors and Officers

Awards and Recognitions

CONCORDE

Highly Recognised in Singapore

Year	Award / Recognition	By
2014	Business Model Innovation Award Singapore	Singapore Manufacturing Federation
2015	Best Innovative Use of Infocomm Technology Award	Singapore Infocomm Technology Federation (SiTF) (now known as SGTECH)
2016	Most Innovative Use of Infocomm Technology (Private Sector – SME Award)	Infocomm Media Development Authority of Singapore (IMDA) and Singapore Infocomm Technology Federation (SifTF)
2017	Intellectual Property Awards	World Intellectual Property Organization – Intellectual Property Office of Singapore (WIPO-IPOS)
2017	Case Study: The Transformation of Concorde Security Pte Ltd	Nanyang Technopreneurship Center Singapore
2017	Main case The Resilience of a Disruptive Innovator : Concorde Security Pte Ltd	Singapore Management University and Harvard Business Publishing Education
2018 – 2019	Industry Transformation Map Pilot Programme	Infocomm Media Development Authority of Singapore (IMDA)
2020 – 2021	Pre-approved IT solutions vendor under category of security	infocomm Media Development Authority of Singapore (IMDA)
2022 – 2023	Advanced Digital Solutions (ADS) under the SMEs Go Digital Programme	infocomm Media Development Authority of Singapore (IMDA)

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Patent #1: A mobile control unit, a facility management system, a mobile unit control system, a facility management method and a mobile unit control method Patent #2: Security control system for granting access and security control method thereof Patent #3: An offshore security monitoring system and method Patent #4: Mobile Monitoring System, Mobile Monitoring Unit and Mobile Monitoring Method 4 Patents 3 Trademarks & Designs 27 Intellectual Properties

Collaborations and Recent Developments Who We Work With 28

Driving Growth and Expansion 50 % Rollout of EV Cluster Command Centers 20 % Market Development and R&D 30 % Working capital & general corporate purposes Use of Proceeds 29

Strong Pipeline and Revenue Growth Professional and Driven Management team Competitive Advantage Protected by Global Patents Proven model with significant Margin Expansion Key Takeaways 30

Concorde International Group Thank you Investor Relations Contact Terence Yap Terence.yap@concorde.com.sg

Annex A : Video Script

Created by JTC to show case how Concorde's IFS solution has improved their security operations.

Visual	Narrative
Scene 1 :  HOW CAN WE MANAGE OUR SECURITY SYSTEMS BETTER?	Opening scene with images of security cameras, biometric access control and monitoring in operations. "HOW CAN WE MANAGE OUR SECURITY SYSTEMS BETTER?"
Scene 2 :  JTC & CONCORDE SECURITY ARE TEST-BEDDING THE I-MAN FACILITY SPRINTER	Cut to a shot of the security control monitoring room, followed by sample live CCTV feeds. "JTC & CONCORDE SECURITY ARE TEST-BEDDING THE I-MAN FACILITY SPRINTER"
Scene 3 :  THE IFS IS A SECURITY GUARD ON WHEELS COVERING MULTIPLE PROPERTIES	Cut to an internal shot of Concorde's technician working within the IFS vehicle followed by an external view of the IFS patrolling around a fenced up perimeter during the night. "THE IFS IS A SECURITY GUARD ON WHEELS COVERING MULTIPLE PROPERTIES"
Scene 4 :  CAMERAS WITH SMART-EDGE VIDEO ANALYTICS ARE ABLE TO DETECT INTRUSION AND LOITERING	Cut to a wide angel arial view of the IFS travelling on the road at night. Cut to a close up shot of a man holding a wire-cutter attempting to cut the fence. Followed by a security technician detecting the suspect from one of the monitors within the the IFS "CAMERAS WITH SMART-EDGE VIDEO ANALYTICS ARE ABLE TO DETECT INTRUSION AND LOITERING"

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Annex A : Video Script (Continued) Created by JTC to show case how Concorde’s IFS solution has improved their security operations. Narrative Visual Cut to a close up view of a security operator working at the monitoring station reviewing multiple screens. “THE IFS MONITORS MULTIPLE SITES AT THE SAME TIME USING HYBRID WIRELESS ARCHITECTURE” Scene 5 : Cut to a view showing the IFS entering a client’s premise followed by a scene showing 2 IFS responding to an incident. “IT ADDRESSES THE LACK OF MANPOWER IN THE DECLINING SECURITY WORKFORCE” Scene 6 : Cut to the IFS driver’s view of the road at night while patrolling several buildings within the vicinity. “THE IFS KEEPING YOU SAFE AT NIGHT” “#JTCREATES” Scene 7 : 33